Filed Pursuant to Rule 424(b)(3)
Registration No. 333-229213

PROSPECTUS

74,610 American Depositary Shares

REPRESENTING 74,610 CLASS A ORDINARY SHARES

The Endava Limited Guernsey Employee Benefit Trust, or the EBT, is offering 74,610 American Depositary Shares, or ADSs. Each ADS represents one Class A Ordinary Share. The ADSs may be evidenced by American Depositary Receipts, or ADRs.

We have two classes of ordinary shares, Class A Ordinary Shares and Class B Ordinary Shares. The rights of the holders of Class A Ordinary Shares and Class B Ordinary Shares are identical, except with respect to voting, conversion and transfer rights. Each Class A Ordinary Share is entitled to one vote per share. Each Class B Ordinary Share is entitled to ten votes per share and is convertible into one Class A Ordinary Share, subject to certain restrictions. As of November 10, 2022, the outstanding Class B ordinary shares represented approximately 79.8% of the voting rights of our outstanding share capital.

Approximately 47,500 of the Class A Ordinary Shares and ADSs offered by the EBT are deliverable to certain of our current and former employees upon exercise or vesting of outstanding awards granted under the Endava Limited 2015 Long Term Incentive Plan, or LTIP, and a maximum of 27,110 of the Class A Ordinary Shares and ADSs offered by the EBT are deliverable in settlement of Joint Share Ownership Plan, or JSOP, awards. The EBT may settle the LTIP and JSOP awards by delivering shares or may sell all or a portion of the Class A Ordinary Shares, or ADSs representing Class A Ordinary Shares, registered hereby from time to time and use a portion of the proceeds thereof to settle the JSOP awards or to settle any liability in respect of withholding taxes which arise as a result of the vesting or exercise of LTIP awards.

We will not receive any of the proceeds from the sale of the securities offered by the EBT. See “Use of Proceeds.” Any such sales may be in market transactions through any market on which our Class A Ordinary Shares and/or ADSs are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our Class A Ordinary Shares are not listed on any securities exchange or quoted on any automated dealer quotation system. Our ADSs are listed on the New York Stock Exchange, or NYSE, under the ticker symbol “DAVA.” On November 21, 2022, the closing price of our ADSs on the NYSE was
$77.92 per ADS.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 22, 2022

We are responsible for the information contained in this prospectus, any prospectus supplement and any free-writing prospectus we prepare or authorize. We have not, and the selling shareholder has not, authorized anyone to provide you with different information, and we and the selling shareholder take no responsibility for any other information others may give you. We are not, and the selling shareholder is not, making an offer to sell our Class A Ordinary Shares or ADSs in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any ADSs.

For investors outside the United States, neither we nor the selling shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus outside the United States.

We are a public limited company incorporated under the laws of England and Wales and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 we filed with the SEC, using a shelf registration process. Under the shelf registration process, the selling shareholder named in this prospectus may, from time to time, offer and sell the securities described in this prospectus in one or more offerings.

This prospectus and the documents incorporated by reference herein include important information about us, the Class A Ordinary Shares or ADSs being offered by the selling shareholder and other information you should know before investing. We may provide one or more prospectus supplements that contain specific information about the terms of a specific offering or otherwise add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in the latest prospectus supplement. This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read both this prospectus and any prospectus supplement together with the additional information about us described in the sections below entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.” You should rely only on information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplements. We have not, and the selling shareholder has not, authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplements. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. Similarly, information in any prospectus supplement is only as of the date of the prospectus supplement. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A Ordinary Shares or ADSs, you should carefully read this entire prospectus, including our financial statements and related notes and the other documents incorporated by reference in this prospectus, as well as any prospectus supplement or any other documents incorporated by reference herein or therein, including the information under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2022. Unless the context otherwise requires, we use the terms “Endava,” “Company,” “our,” “us,” and “we” in this prospectus to refer to Endava plc and, where appropriate, our consolidated subsidiaries. Our fiscal year ends on June 30.

Overview

We are a leading next-generation technology services provider and help accelerate disruption by delivering rapid evolution to enterprises. We aid our clients in finding new ways to interact with their customers and users, enabling them to become more engaging, responsive and efficient. Using Distributed Enterprise Agile at scale, we collaborate with our clients, seamlessly integrating with their teams, catalyzing ideation and delivering robust solutions. Our approach to ideation comprises an empathy for user needs, curiosity, creativity and a deep understanding of technologies. From proof of concept, to prototype, to production, we use our engineering expertise to deliver enterprise platforms for our clients that are capable of handling millions of transactions per day. Our people, whom we call Endavans, synthesize creativity, technology and delivery at scale in multi-disciplinary teams, enabling us to support our clients from ideation to production.

Waves of technological change are disrupting the nature of competition in every industry. New technologies have enabled the growth and success of companies that leverage these technologies in every aspect of their businesses, or digital native companies, allowing them to be nimble, innovative, data driven and focused on user experience, often through an Agile development approach. Technology has also increased customer expectations, giving customers the ability to choose not only the products and services that they want, but also where, when and how they want them delivered. Incumbent enterprises must undertake digital transformation of their businesses by leveraging technology in order to meet ever-evolving customer expectations and compete with digital native disruptors.

Technological transformation poses numerous challenges for incumbent enterprises. Incumbent enterprises are often laden with legacy infrastructure and applications that are deeply embedded in core transactional systems, making it difficult to reconcile maintenance of existing infrastructure and applications with a nimble approach to using next-generation technologies. Incumbent enterprises are also often stymied by institutional constraints that impede their ability to solve complex problems and rapidly respond to shifting competitive dynamics, as well as ingrained traditional approaches to development. The Agile methodology stands in stark contrast to the IT-department-driven, legacy approach often used by incumbent enterprises, which is premised on a sequential and siloed structure, involves long development cycles, fails to integrate user feedback and is often more costly. Likewise, internal IT teams at incumbent enterprises often struggle to absorb the rapid pace of technology development and its growing complexity. To effectively harness the power of technology, incumbent enterprises need talent in ideation, strategy, user experience, Agile development and next-generation technologies. While incumbent enterprises have historically looked to traditional information technology, or IT, service providers to undertake technology development projects, these traditional players were built to serve, and remain focused on serving, legacy systems using offshore delivery.

We reimagine the relationship between people and technology and help our clients become digital, experience-driven businesses by assisting them in their journey from idea generation to development and deployment of products, platforms and solutions. Our expertise spans the entire ideation-to-production spectrum. We create value for our clients through creation of Product and Technology Strategies and Intelligent Digital Experiences, delivered via world-class engineering and through our broad technical capabilities, grouped into four key areas: Define, Design, Build and Run & Evolve. We accelerate our clients’ ability to take advantage of new business models and market opportunities by ideating and delivering dynamic platforms and intelligent digital experiences that are designed to fuel rapid, ongoing transformation of our customers’ businesses. By leveraging next-generation technologies, our agile, multi-disciplinary teams provide a combination of Product & Technology Strategies and Intelligent Digital Experiences delivered via world-class engineering to help our clients become more engaging, responsive, and efficient.

At the core of our approach is our proprietary Distributed Enterprise Agile scaling framework, known as TEAM Enterprise Agile Scaling, or TEAS. TEAS utilizes aspects of common Agile scaling frameworks, but enhances them by balancing the requirements of delivering both quality and speed-to-market. With TEAS, our teams are able to quickly design, develop and test digital solutions, providing actionable insights into their value and business potential in a short timeframe. Our clients are able to release higher-quality products to market faster, respond better to market changes and incorporate customer and user feedback through rapid releases and product iterations. We believe that our TEAS framework is enhanced through advanced software engineering practices involving multi-skilled teams able to employ both Development and Operations (or “DevOps”) techniques, such as automated testing, continuous integration, continuous delivery and infrastructure automation.

We locate our nearshore delivery centers in countries that not only have abundant IT talent pools, but also offer us an opportunity to be a preferred employer. We provide services from our nearshore delivery centers, located in five European Union countries (Bulgaria, Croatia, Poland, Romania and Slovenia), four other Central European countries (Bosnia & Herzegovina, Moldova, North Macedonia and Serbia), four countries in Latin America (Argentina, Colombia, Mexico and Uruguay) and in Asia-Pacific (Malaysia). We have close-to-client locations in seven Western European countries (Austria, Denmark, Germany, Ireland, the Netherlands, Switzerland and the United Kingdom), two countries in North America (Canada and the United States), two countries in Asia-Pacific (Australia and Singapore) and in the Middle East (United Arab Emirates). As part of our acquisition of Lexicon on October 6, 2022, we acquired additional close-to-client offices in Australia and a new nearshore delivery center in Vietnam. As of June 30, 2022, we had 11,853 employees (including directors), approximately 51.4% of whom work in nearshore delivery centers in European Union countries. We provide Endavans with training to develop their technical and soft skills, in an environment where they are continually challenged and given opportunities to grow as professionals, and with tools and resources to innovate.

Corporate Information

The legal and commercial name of our company is Endava plc. We were registered under the laws of England and Wales in 2006 with an indefinite life.

Our principal executive office is located at 125 Old Broad Street, London EC2N 1AR, United Kingdom and our telephone number is +44 20 7367 1000. Our agent for service of process in the United States is Endava Inc., located at 757 3rd Avenue, Suite 1901 New York, NY, 10017 and the telephone number for Endava Inc. is +1 (212) 920-7240. Our website address is www.endava.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

“Endava,” the Endava logo and other trademarks or service marks of Endava plc appearing in this prospectus are the property of Endava or our subsidiaries. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols

Implications of Being a Foreign Private Issuer

We are a “foreign private issuer” as defined in Section 405 of the Securities Act of 1933, as amended, or the Securities Act. As a foreign private issuer, we are exempt from certain rules under the Exchange Act, applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, and current reports on Form 8-K upon the occurrence of specified significant events.

We may take advantage of these reporting exemptions until such time as we are no longer a “foreign private issuer.” We could lose our status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

THE OFFERING

Class A Ordinary Shares offered by the selling shareholder	Up to 74,610 Class A Ordinary Shares represented by up to 74,610 ADSs.

Use of Proceeds

If all of the 47,500 Class A Ordinary Shares reserved for delivery upon exercise of LTIP awards granted in the form of options to our current and former employees are issued upon exercise of awards in full, the EBT will receive total cash proceeds of approximately £260. The EBT will not receive cash proceeds in respect of any of the 27,110 Class A Ordinary Shares reserved for delivery upon settlement of JSOP awards if the awards are settled by delivery of Class A Ordinary Shares or ADSs. We cannot predict what the proceeds from the sale by the EBT of Class A Ordinary Shares or ADSs not used to equity settle outstanding awards would be, but a portion of the proceeds could be required to be used by the EBT to settle awards which are not equity settled and any liabilities in respect of withholding taxes which arise as a result of the vesting or exercise of LTIP awards. The EBT intends to use the remaining proceeds, together with any proceeds from the sale of any additional Class A Ordinary Shares or ADSs sold by the EBT and from the exercise of LTIP awards, to repay amounts owed by the EBT to us and to pay administrative expenses. Any amounts remaining after satisfaction of the EBT’s obligations are required by the EBT trust deed to be held on trust for, and may at the discretion of the trustee of the EBT be used for the benefit of, the beneficiaries of the EBT (generally our employees, their spouses and their minor children), which may include payment of a discretionary bonus to our employees. See “Use of Proceeds.”

We will not directly receive any proceeds from the sale of the Class A Ordinary Shares or ADSs by the EBT. All net proceeds from the sale of the Class A Ordinary Shares or ADSs covered by this prospectus will go to the EBT. However, the EBT intends to use a portion of the proceeds to repay amounts it owes to us and, even if the proceeds are retained by the EBT, all of the assets and liabilities of the EBT are consolidated in our consolidated financial statements as we have de facto control over the EBT’s net assets. See note 3 to our consolidated financial statements incorporated by reference herein from our Annual Report on Form 20-F for the fiscal year ended June 30, 2022. See “Use of Proceeds.”

Voting Rights	We have two classes of ordinary shares, Class A Ordinary Shares and Class B Ordinary Shares. The rights of the holders of Class A Ordinary Shares and Class B Ordinary Shares are identical, except with respect to voting, conversion and transfer rights. Each Class A Ordinary Share is entitled to one vote per share. Each Class B Ordinary Share is entitled to ten votes per share and is convertible into one Class A Ordinary Share, subject to certain restrictions. In addition, on the date that the outstanding Class B Ordinary Shares represent less than 10% of the aggregate voting power of our share capital, all outstanding Class B Ordinary Shares will convert automatically into Class A Ordinary Shares. See “Description of Share Capital” included as Exhibit 2.3(a) to our Annual Report on Form 20-F for the fiscal year ended June 30, 2022 for additional information.

New York Stock Exchange symbol	“DAVA”

Depositary for ADSs	Citibank, N.A.

Risk Factors	You should read the “Risk Factors” incorporated herein by reference from our Annual Report on Form 20-F for the fiscal year ended June 30, 2022 for a discussion of factors to consider before deciding to invest in our securities.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors in the documents incorporated by reference in this prospectus, including those listed under the caption “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended June 30, 2022, as well as other information we include or incorporate by reference into this prospectus before making an investment decision. If any of the risks are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the price of our ADSs could decline, and you could lose part or all of your investment. If applicable, we may include additional risk factors or updates to previously disclosed risk factors in a prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, and any prospectus supplement may contain, statements that constitute forward-looking statements. Many forward-looking statements can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “potential” and “should,” among others. Forward-looking statements include, but are not limited to, statements regarding our intent, belief, or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to substantial risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various important factors, including, but not limited to, those identified under “Risk Factors.” In light of the significant uncertainties inherent in these forward-looking statements, you should not regard these statements as a guarantee by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.

Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus (or the applicable prospectus supplement or incorporated document), and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus, any prospectus supplement and the documents that we incorporate by reference in this prospectus or have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

If all of the 47,500 Class A Ordinary Shares reserved for delivery upon exercise of LTIP awards granted in the form of options to our current and former employees are issued and sold upon exercise of awards in full, the EBT will receive total cash proceeds of approximately £260. The EBT will not receive cash proceeds in respect of any of the 27,110 Class A Ordinary Shares reserved for delivery upon settlement of JSOP awards if the awards are settled by delivery of Class A Ordinary Shares or ADSs. We cannot predict what the proceeds from the sale by the EBT of Class A Ordinary Shares or ADSs not used to equity settle outstanding awards would be, but a portion of the proceeds could be required to be used by the EBT to settle awards which are not equity settled and any liabilities in respect of withholding taxes which arise as a result of the vesting or exercise of LTIP awards. The EBT intends to use the remaining proceeds, together with any proceeds from the sale of any additional Class A Ordinary Shares or ADSs sold by the EBT and from the exercise of LTIP awards, to repay amounts owed by the EBT to us and to pay administrative expenses. Any amounts remaining after satisfaction of the EBT’s obligations are required by the EBT trust deed to be held on trust for, and may at the discretion of the trustee of the EBT be used for the benefit of, the beneficiaries of the EBT (generally our employees, their spouses and their minor children), which may include payment of a discretionary bonus to our employees.

We will not directly receive any proceeds from the sale of the Class A Ordinary Shares or ADSs by the EBT. All net proceeds from the sale of the Class A Ordinary Shares or ADSs covered by this prospectus will go to the EBT. However, the EBT intends to use a portion of the proceeds to repay amounts it owes to us and, even if the proceeds are retained by the EBT, all of the assets and liabilities of the EBT are consolidated in our consolidated financial statements as we have de facto control over the EBT’s net assets. See note 3 to our consolidated financial statements incorporated by reference herein from our Annual Report on Form 20-F for the fiscal year ended June 30, 2022.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2022.

You should read the information in this “Capitalization” section together with the disclosures in “Item 5. Operating and Financial Review and Prospects” and our consolidated financial statements and the related notes which are incorporated by reference herein from our Annual Report on Form 20-F for the fiscal year ended June 30, 2022.

As of June 30, 2022
(in thousands, except share and per share data)
Cash and cash equivalents	£162,806

Lease liabilities, including current lease liabilities	55,897
Shareholders’ equity:
Class A Ordinary Shares, nominal value £0.02 per share; 40,666,258 shares issued and outstanding	813
Class B Ordinary Shares, nominal value £0.02 per share; 16,097,612 shares issued and outstanding	322
Share premium	9,152
Retained earnings	398,102
Reserves	24,489
Investment in own shares	(155)

Total shareholders’ equity	432,723

Total capitalization	£432,723

The outstanding share information in the table above excludes:

•

102,169 Class A Ordinary Shares issuable as of June 30, 2022 upon the exercise of share options outstanding under plans having no remaining available reserve of shares and which share options are expected to be settled by the issuance of additional shares, at a weighted average exercise price of £2.47 per share;

•	27,110 Class A Ordinary Shares underlying JSOP awards outstanding as of June 30, 2022;

•

7,031,787 Class A Ordinary Shares reserved for future issuance pursuant to our 2018 Equity Incentive Plan, which includes provisions that automatically increase the number of Class A Ordinary Shares reserved for issuance thereunder each year, and which number of reserved shares includes 1,604,066 Class A Ordinary Shares underlying awards outstanding as of June 30, 2022; and

•

5,990,332 Class A Ordinary Shares reserved for future issuance pursuant to the Endava plc 2018 Sharesave Plan, which includes provisions that automatically increase the number of Class A Ordinary Shares reserved for issuance thereunder each year, and which number of reserved shares includes 598,614 Class A Ordinary Shares underlying awards outstanding as of June 30, 2022.

DILUTION

We are not offering any securities pursuant to this prospectus. The selling shareholder is offering Class A Ordinary Shares, represented by ADSs, which are outstanding prior to being offered pursuant to this prospectus. As a result, this offering will not have a dilutive effect on our shareholders.

DESCRIPTION OF SHARE CAPITAL

The following describes our issued share capital, summarizes the material provisions of our articles of association and highlights certain differences in corporate law in the United Kingdom and the United States. Please note that this summary is not intended to be exhaustive. For further information, please refer to the full version of our articles of association, which are included as an exhibit to the registration statement of which this prospectus is a part.

General

As of June 30, 2022, our outstanding share capital consisted of a total of 40,666,258 Class A Ordinary Shares and 16,097,612 Class B Ordinary Shares each with nominal value of £0.02 per Ordinary Share.

Reconciliation of the Number of Ordinary Shares Outstanding as of June 30, 2022

Class A Ordinary Shares outstanding at June 30, 2021	37,841,734
Number of Class A Ordinary Shares issued upon conversion of Class B Ordinary Shares	1,779,110
Number of Class A Ordinary Shares issued in connection with the exercise of employee equity awards	1,045,414
Class A Ordinary Shares outstanding at June 30, 2022	40,666,258
Class B Ordinary Shares outstanding at June 30, 2021	17,876,722
Number of Class B Ordinary Shares converted to Class A Ordinary Shares	(1,779,110)
Class B Ordinary Shares outstanding at June 30, 2022	16,097,612

The following changes have occurred in our issued share capital since July 1, 2019:

•	On July 26, 2020, 5,623,543 shares of our Class C Ordinary Shares converted to Class A Ordinary Shares.

•	At June 30, 2022, 1,779,110 shares of our Class B Ordinary Shares have been converted to Class A Ordinary Shares.

U.K. Takeover Code

The persons whose names are listed in the below table, or the Concert Party, are considered to be acting in concert with each other in relation to us for the purposes of the U.K. City Code on Takeovers and Mergers (the “Takeover Code”). Assuming the sale of 74,610 ADSs offered by the selling shareholder in this offering, the settlement by the EBT of all JSOP and LTIP awards by delivery of Class A Ordinary Shares and no other acquisitions or dispositions of our ordinary shares by any member of the Concert Party following November 10, 2022, the members of the Concert Party would, as at the date of this prospectus, hold, in aggregate, 1,606,726 Class A Ordinary Shares and 15,207,474 Class B Ordinary Shares, representing approximately
76.16% of our voting rights.

As the Concert Party held more than 50.0% of our voting rights as of November 10, 2022, and assuming that no other acquisitions or dispositions of our ordinary shares by any member of the Concert Party have taken place following November 10, 2022, members of the Concert Party would be able, subject to note 4 on Rule 9.1 of the Takeover Code, to acquire further interests in shares in us without incurring any obligation under Rule 9 of the Takeover Code to make a general offer.

The respective interests in us the Concert Party members held as of November 10, 2022 were as follows:

	Class A Ordinary Shares Beneficially Owned Before the Offering		Class B Ordinary Shares Beneficially Owned Before the Offering		Class A Ordinary Shares Beneficially Owned Following the Offering #		Class B Ordinary Shares Beneficially Owned Following the Offering #		Total Voting Power Following this Offering #†
	Shares	%	Shares	%	Shares	%	Shares	%	%
John Cotterell(1)	491,236	1.20	8,500,000	52.80	491,236	1.20	8,500,000	52.80	42.37
Alex Day(2)	—	—	2,051,766	12.75	—	—	2,051,766	12.75	10.17
Goran Stevanovic (3)	—	—	1,662,500	10.33	—	—	1,662,500	10.33	8.24
Valentin Metzger(4)	—	—	650,000	4.04	—	—	650,000	4.04	3.22
Julian Bull(5)	36,011	*	461,204	2.87	36,011	*	461,204	2.87	2.30
William Breach(6)	20,943	*	260,840	1.62	20,943	*	260,840	1.62	1.30
Steve Harding(7)	72,305	*	227,775	1.41	72,305	*	227,775	1.41	1.16
Rob Machin(8)	2,908	*	224,534	1.39	2,908	*	224,534	1.39	1.11
Teodor Torgie(9)	54,197	*	335,520	2.08	54,197	*	335,520	2.08	1.69
Barry Risby(10)	21,371	*	260,229	1.62	21,371	*	260,229	1.62	1.30
Andrew Allan(11)	20,000	*	200,000	1.24	20,000	*	200,000	1.24	1.00
Simon Whittington	40,000	*	180,000	1.12	40,000	*	180,000	1.12	*
Justin Marcucci(12)	94,962	*	110,268	*	94,962	*	110,268	*	*
Richard Randall	—	—	82,838	*	—	—	82,838	*	*
Vasile Nedelciuc	—	—	—	—	—	—	—	—	—
Michael Kinton	477,793	1.17	—	—	477,793	1.17	—	—	*
Graham Lee(13)	275,000	*	—	—	275,000	*	—	—	*
All members of the Concert Party as a group (17 persons)(14)	1,606,726	3.94	15,207,474	94.47	1,606,726	3.94	15,207,474	94.47	76.16

*	Represents beneficial ownership of less than 1%.
†

Represents the voting power with respect to all Class A ordinary shares and Class B ordinary shares, voting as a single class. Each Class A ordinary share is entitled to one vote per share and each Class B ordinary share is entitled to ten votes per share. The Class A ordinary shares and Class B ordinary shares will vote together on all matters (including the election of Directors) submitted to a vote of shareholders.

(1)

Consists of (1) 491,236 Class A ordinary shares 6,500,000 Class B ordinary shares held directly by Mr. Cotterell and (2) 2,000,000 Class B ordinary shares held in a trust of which Mr. Cotterell is a trustee. Excludes Class A ordinary shares issuable under the 2018 Equity Incentive Plan.

(2)	Excludes (1) Class A ordinary shares issuable under the 2018 Equity Incentive Plan and (2) Class A Shares issuable under the 2018 Sharesave Plan.
(3)	Excludes (1) Class A ordinary shares issuable under the 2018 Equity Incentive Plan and (2) Class A Shares issuable under the 2018 Sharesave Plan.
(4)	Excludes Class A ordinary shares issuable under the 2018 Equity Incentive Plan.
(5)	Excludes Class A ordinary shares issuable under the 2018 Equity Incentive Plan.
(6)	Excludes Class A ordinary shares issuable under the 2018 Equity Incentive Plan.
(7)	Excludes (1) Class A ordinary shares issuable under the 2018 Equity Incentive Plan and (2) Class A Shares issuable under the 2018 Sharesave Plan.
(8)	Excludes (1) Class A ordinary shares issuable under the 2018 Equity Incentive Plan and (2) Class A Shares issuable under the 2018 Sharesave Plan.
(9)	Excludes Class A ordinary shares issuable under the 2018 Equity Incentive Plan.

(10)	Excludes Class A ordinary shares issuable under the 2018 Equity Incentive Plan.
(11)	Excludes (1) Class A ordinary shares issuable under the Non-Executive Director Plan and (2) Class A ordinary shares issuable under the 2018 Non-Employee Sub Plan.
(12)	Excludes (1) Class A ordinary shares issuable under the 2018 Equity Incentive Plan and (2) Class A Shares issuable under the 2018 Sharesave Plan.
(13)	Excludes Class A ordinary shares issuable under the 2018 Equity Incentive Plan.
(14)

Excludes (1) Class A ordinary shares issuable under the Endava 2017 Non-Executive Director Long Term Incentive Plan, (2) Class A ordinary shares issuable under the 2018 Equity Incentive Plan and (3) Class A Shares issuable under the 2018 Sharesave Plan.

As of November 10, 2022, John Cotterell, our Chief Executive Officer, beneficially held shares representing approximately 42.37% of the voting rights of our outstanding share capital. Accordingly, except with the consent of the U.K. Panel on Takeovers and Mergers, Mr. Cotterell will not be able to acquire further or additional interests in shares that increase the percentage of shares carrying voting rights in which he is interested without being required to make a mandatory offer to all holders of any class of existing share capital or other class of securities carrying voting rights in our company to acquire the balance of all such interests in our company.

In the event that other holders of Class B Ordinary Shares sell or transfer their shares to third parties, resulting in such Class B Ordinary Shares converting to Class A Ordinary Shares, this will result in Mr. Cotterell’s interest in our company passively increasing as a percentage of total shares carrying voting rights outstanding, including through 50% of the voting rights.

SELLING SHAREHOLDER

This prospectus relates to the resale, from time to time, by the selling shareholder listed below of an aggregate of 74,610 ADSs, representing an equal number of Class A Ordinary Shares.

The address of the Endava Limited Guernsey Employee Benefit Trust is c/o Equiom (Guernsey) Limited, PO Box 175, Frances House, Sir William Place, St Peter Port, Guernsey, GY1 4HQ. The address of the other selling shareholder is c/o Endava plc, 125 Old Broad Street, London EC2N 1AR, United Kingdom.

The percentages of shares owned after the offering are based on 40,812,863 Class A Ordinary Shares outstanding as of November 10, 2022 and assumes the sale by the selling shareholder of all of the ADSs, each representing an equal number of Class A Ordinary Shares, offered hereby.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include ordinary shares which a person has the right to acquire beneficial ownership of within sixty days (or on or before January 9, 2023, which is 60 days from November 10, 2022). These shares are deemed to be outstanding and beneficially owned by the person holding the right to acquire for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Selling Shareholder	Number of Class A Ordinary Shares Beneficially Owned Prior to Offering	Percentage of Class A Ordinary Shares Beneficially Owned Prior to the Offering	Maximum Number of Class A Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Class A Ordinary Shares Beneficially Owned After the Offering	Percentage of Class A Ordinary Shares Beneficially Owned After the Offering
Endava Limited Guernsey Employee Benefit Trust	74,610	0.18%	74,610	—	—%

PLAN OF DISTRIBUTION

The Endava Limited Guernsey Employee Benefit Trust, or the EBT, is offering 74,610 American Depositary Shares, or ADSs. Each ADS represents one Class A Ordinary Share.

Approximately 47,500 of the Class A Ordinary Shares and ADS offered by the EBT are deliverable to certain of our current and former employees upon exercise or vesting of outstanding awards granted under the Endava Limited Long Term Incentive Plan, or LTIP, and 27,110 of the Class A Ordinary Shares and ADS offered by the EBT are deliverable in settlement of Joint Share Ownership Plan, or JSOP, awards. The exercise prices of the awards under the LTIP granted in the form of options range from approximately £0.00 to £0.02 per Class A Ordinary Share and the hurdle price of the awards under the JSOP range from approximately £0.18 to £0.90 per Class A Ordinary Share. The EBT may settle the LTIP and JSOP awards by delivering shares or may sell all or a portion of the Class A Ordinary Shares, or ADSs representing Class A Ordinary Shares, registered hereby from time to time and use a portion of the proceeds thereof to settle the JSOP awards or to settle any liability in respect of withholding taxes which arise as a result of the vesting or exercise of LTIP awards.

Any sales by the selling shareholder may be directly or through one or more underwriters, broker-dealers or agents. The shares of Class A Ordinary Shares, or ADSs, may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.

These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 of the Securities Act;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If a selling shareholder effects such transactions by selling Class A Ordinary Shares, or ADSs, to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the Class A Ordinary Shares, or ADSs, for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Class A Ordinary Shares, or ADSs, or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Class A Ordinary Shares, or ADSs, in the course of hedging in positions they assume. The selling shareholder may also sell shares of our Class A Ordinary Shares, or ADSs, short and deliver shares of our Class A Ordinary Shares, or ADSs, covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge shares of our Class A Ordinary Shares, or ADSs, to broker-dealers that in turn may sell such shares.

The selling shareholder may pledge or grant a security interest in some or all of the Class A Ordinary Shares, or ADSs, owned by them and, if they default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Class A Ordinary Shares, or ADSs, from time to time pursuant to this prospectus or other applicable provisions of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholder also may transfer and donate the Class A Ordinary Shares, or ADSs, in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholder and any broker-dealer participating in the distribution of Class A Ordinary Shares, or ADSs, may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Class A Ordinary Shares, or ADSs, is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Class A Ordinary Shares, or ADSs, being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Class A Ordinary Shares, or ADSs, may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Class A Ordinary Shares, or ADSs, may not be sold unless such Class A Ordinary Shares, or ADSs, have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling shareholder will sell any or all of the shares of the Class A Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any Class A Ordinary Shares, or ADSs, by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of Class A Ordinary Shares or ADSs, to engage in market-making activities with respect to the Class A Ordinary Shares or ADSs. All of the foregoing may affect the marketability of our Class A Ordinary Shares or ADSs and the ability of any person or entity to engage in market-making activities with respect to our Class A Ordinary Shares or ADSs.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference our publicly filed reports into this prospectus. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the following documents we have filed with the SEC:

(1)	our Annual Report on Form 20-F for the fiscal year ended June 30, 2022, filed on October 31, 2022;

(2)	Our Current Report on Form 6-K (File No. 001-38607) filed with the SEC on November 15, 2022, except for information contained therein which is furnished rather than filed; and

(3)

the description of the securities contained in our registration statement on Form 8-A12B initially filed with the SEC on July 24, 2018, pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and those of our current reports on Form 6-K that we furnish to the SEC that we specifically identify in such form or in any applicable prospectus supplement as being incorporated by reference into this prospectus or such prospectus supplement after the date hereof and prior to the completion of an offering of securities under this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Endava plc, 125 Old Broad Street, London EC2N 1AR, United Kingdom, attention Company Secretary; telephone: +44 20 7367 1000; e-mail: investors@endava.com.

You also may access these filings on our website at www.investors.endava.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act covering the Class A Ordinary Shares represented by ADSs to be sold in this offering. A related registration statement on Form F-6 was filed with the SEC to register the ADSs and has become effective. This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the ADSs offered by this prospectus, we refer you to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by the filed exhibits.

You may review a copy of the registration statement, including exhibits and any schedule filed therewith, and obtain copies of such materials from the SEC. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC.

We are subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Those reports may be inspected without charge. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We also maintain a website at http://www.endava.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference.

LEGAL MATTERS

The validity of the Class A Ordinary Shares offered hereby will be passed upon for us by Cooley (UK) LLP.

EXPERTS

The consolidated financial statements of Endava plc as of June 30, 2021 and 2022, and for each of the years in the three year period ended June 30, 2022, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The registered business address of KPMG LLP is 15 Canada Square, London E14 5GL.

EXPENSES OF THE OFFERING

We will pay all expenses of the registration of Class A Ordinary Shares and ADSs pursuant to the registration statement of which this prospectus forms a part; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

We estimate that our expenses in connection with this offering will be as follows:

Amount
Securities and Exchange Commission registration fee	$17,203
Legal fees and expenses	90,000
Accounting fees and expenses	45,000
Miscellaneous costs	2,797
Total	$155,000

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are incorporated and currently existing under the laws of England and Wales. In addition, certain of our directors and officers reside outside the United States, and most of the assets of our non-U.S. subsidiaries are located outside the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws. In addition, uncertainty exists as to whether the courts of England and Wales would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Cooley LLP and Cooley (UK) LLP that there is currently no treaty between (1) the United States and (2) England and Wales providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether predicated solely upon the United States securities laws, would not be automatically enforceable in England and Wales. We have also been advised by Cooley LLP and Cooley (UK) LLP that any final and conclusive monetary judgment for a definite sum obtained against us in United States courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•	the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated;

•

England and Wales courts had jurisdiction over the matter on enforcement and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;

•

the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law);

•	the judgment was not procured by fraud;

•

the judgment was not obtained following a breach of a jurisdictional or arbitrational clause, unless with the agreement of the defendant as the defendant’s subsequent submission to the jurisdiction of the court;

•	recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

•

the U.S. judgment was not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the U.K. Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act;

•	there is not a prior decision of an English court or the court of another jurisdiction on the issues in question between the same parties; and

•	the English enforcement proceedings were commenced within the limitation period.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.

Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.

If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.